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EXHIBIT 23.2


                              CONSENT OF KPMG LLP


The Board of Directors and Stockholders
AmerUs Group Co.:


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of AmerUs Group Co. relating to the registration of $185,000,000 original principal amount of Optionally Convertible Equity-linked Accreting Notes (OCEANs(SM)) due March 6, 2032, and to incorporation by reference therein of our reports dated February 5, 2001, relating to the consolidated balance sheets of AmerUs Group, Co. and subsidiaries as of December 31, 2000, and related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and related schedules for the years ended December 31, 2000 and 1999, which appears in the December 31, 2001 annual report on Form 10-K of AmerUs Group Co.



                                             /s/ KPMG LLP


Des Moines, Iowa
May 20, 2002